Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of the 16th day of August 2016, between and among Analog Devices, Inc., a Massachusetts corporation (“Purchaser”), and Sypris Electronics, LLC, a Delaware limited liability company (“Seller”). Seller and Purchaser may be referred to herein individually as a “Party” and collectively as the “Parties”. Sypris Solutions, Inc., a Delaware corporation (“Parent”), joins this Agreement solely for purposes of being bound by Section 8.5 and Article 9.

WHEREAS, Seller desires to sell to Purchaser (or an Affiliate of Purchaser designated by Purchaser in any conveyance document executed and delivered pursuant to this Agreement) and Purchaser (or such Affiliate) desires to buy from Seller certain assets relating to the Business; as used in this Agreement, “Business” means the Seller’s CSS business, including the SioMetrics, Sypher, CyberRange and ISS/Secure Products groups and the data systems business, and including the research, development, design, testing, modification, making, having made, manufacture, reproduction, marketing, sale, distribution, commercialization, import, export, maintenance, support and performance, as applicable, of the products, products in development and services listed on Schedule A; and

WHEREAS, Seller desires to lease, license or provide as a service to Purchaser all of the other assets or services that are necessary to or used or useful in the operation of the Business.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1. TRANSFER OF ASSETS AND CERTAIN RELATED MATTERS.

1.1     Sale. On the terms set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Purchaser (or an Affiliate of Purchaser designated by Purchaser in any conveyance document executed and delivered pursuant to this Agreement), and Purchaser (or such Affiliate) shall purchase from Seller all right, title, and interest in, to and under those assets, properties and rights of Seller set forth below (collectively, the “Assets”), free and clear of all mortgages, liens, pledges, charges or other encumbrances:

(a)     Contracts. Subject to the provisions of Article 3, all rights under those contracts described on Schedule 1.1(a) (other than in-licensed software owned by third parties and made available to Purchaser under the Transition Services Agreement) and including all Government Contracts (hereinafter defined) described thereon (individually, a “Contract” and, collectively, the “Contracts”); for the purposes of this Agreement, “Government Contract” shall mean any Contract that is active as of the Closing Date (i) between Seller and any governmental entity or (ii) between Seller and any contractor or subcontractor for supplies and/or services in furtherance of a prime contract with a governmental entity;

(b)     Intellectual Property. All patents, patent applications, trade secrets, engineering know-how, designs, ideas, strategies, plans, trademarks and service marks and related federal or state applications therefor, copyrights, copyright registrations and applications therefor, mask works, mask work registrations and applications therefor, trade names, trade dress, internet domain names, client lists, and confidential information and other intangible properties (“Intellectual Property”) owned by Seller, and all licensed rights to Intellectual Property owned by third parties (other than in-licensed software owned by third parties and made available to Purchaser under the Transition Services Agreement), which is used in, or is necessary for, the operation of the Business, including as described on Schedule 1.1(b), and including the right to sue for past infringement (the “Acquired Intellectual Property”);

(c)     Tangible Personal Property. Those items of tangible personal property which relate exclusively or primarily to the operation of the Business, including as described in Schedule 1.1(c) (the “Personal Property”);

(d)     Leases. All rights under the Lease Agreement dated as of May 22, 2012, between Purdue Research Foundation and Seller, the Office Service Agreement dated November 5, 2015, by and between Sypris Electronics LLC and Business Center Havnegade ApS, the Lease dated September 13, 2007, by and between Sypris Data Systems, Inc. and Merritt-HR, LLC and those leases for tangible personal property described in Schedule 1.1(d) hereto (collectively, the “Leases”);

(e)     Permits. As and to the extent transferable, those rights of Seller under the permits, licenses, authorizations, approvals, consents and franchises issued by any governmental entity which relate exclusively or primarily to the Business, including as described in Schedule 1.1(e) hereto (the “Permits”);

(f)     Inventory. All inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit (“Inventory”) described on Schedule 1.1(f) (“Acquired Inventory”);

(g)     Books and Records. All papers, computerized databases, books and records of Seller, in all forms, which relate to the Business (the “Records”) (provided that Seller shall have the right to retain copies of any Records that do not relate exclusively to the Business and retain copies of all Records for tax and other government reporting purposes);

(h)     Sales Literature. All supplies, sales literature, promotional literature, advertising materials, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records which relate exclusively or primarily to the Business;

(i)     Certain Registrations. All “U/L,” “CSA,” “CE” and other similar registrations, approvals, listings and filings which relate exclusively or primarily to the Business, including as described on Schedule 1.1(i); and

(j)     Certain Claims. All claims, causes of action, choses in action, rights of recovery and rights of set-off or recoupment of any kind, in each case, including any warranty claims or other rights to payment or to enforce payment in connection with Business products or services delivered or performed by or on behalf of Seller at or prior to the Closing, except in each case to the extent related to a Retained Liability for which Purchaser is fully indemnified hereunder.

1.2     Retained Assets. Notwithstanding any provision of Section 1.1 to the contrary, all assets of Seller which are not Assets or which are described on Schedule 1.2 are specifically excluded from the sale of the Assets to Purchaser (the “Retained Assets”), provided that those Retained Assets which are shared by the Business and the Retained Business (hereinafter defined) and which are necessary or useful to, or used in, the continued operation of the Business shall be shared with, provided as a service and/or licensed to Purchaser in accordance with the Supply Agreement, the Subcontract Agreement and the Transition Services Agreement. For the purposes of this Agreement, any business conducted by Seller other than the Business shall be the “Retained Business”. The Retained Assets include all Inventory other than the Acquired Inventory.

1.3     Assumption of Certain Liabilities. On the terms of this Agreement, Purchaser (or an Affiliate of Purchaser designated by Purchaser in any conveyance document executed and delivered pursuant to this Agreement) shall assume only the liabilities and obligations set forth below, in each case solely to the extent arising after the Closing (the “Assumed Liabilities”):

(a)     The obligations and liabilities of Seller under or related to:

(i)     the Contracts (including with respect to any post-Closing breach or default under such contracts);

(ii)     the Leases (including with respect to any post-Closing breach or default under such Leases); and

(iii)     the Permits (including with respect to any post-Closing breach or default under such Permits),

provided, however, that, notwithstanding anything to the contrary in this Agreement, Purchaser is not assuming any obligations or liabilities for (x) any breach or default under any Contract, Lease or Permit to the extent outstanding as of Closing or resulting from any event occurring at or before the Closing which, with the giving of notice or the passage of time or both, would result in a breach or default or (y) any infringement related to any Intellectual Property to the extent occurring at or before the Closing; and

(b)     All debts, obligations, liabilities, costs, expenses, and account payables attributable to, arising from or incurred in connection with the Business or its operations after the Closing.

Purchaser is not assuming and shall not be deemed to have assumed any obligations or liabilities of Seller other than the Assumed Liabilities specifically described above. No assumption by Purchaser of any of the Assumed Liabilities shall relieve or be deemed to relieve Seller from any obligation or liability under this Agreement with respect to any representations, warranties or covenants by Seller to Purchaser.

1.4     Retained Liabilities. Except for the liabilities of Seller specifically assumed in accordance with Section 1.3, Seller and its Affiliates are retaining any and all other liabilities and obligations of Seller and its Affiliates (the “Retained Liabilities”). The Retained Liabilities shall include all liabilities and obligations of Seller or any of its Affiliates including the following:

(a)     for any Taxes that are (i) Taxes of Seller, (ii) Taxes related to the Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, (iii) Taxes of another person for which Seller is liable, including, but not limited to Taxes for which Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, and (iv) for income, transfer, sales, use or other Taxes (as defined below) arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by Seller to Purchaser of the Assets), except for any Taxes for which Purchaser is responsible pursuant to Section 9.5;

(b)     for all accounts and notes payable outstanding as of or prior to the Closing;

(c)     to employees, consultants and independent contractors of Seller or any of its Affiliates, including with respect to accrued and unpaid salaries, wages, fees, bonuses or commissions, accrued and unused personal, sick or vacation days, employee health and welfare and other benefit plans and change of control, retention, severance or similar benefits, in each case with respect to the period before the Employment Date (or, for benefits, due as a result of service with Seller or any of its Affiliates), together with all liabilities and obligations under the agreements described on Schedule 1.4(c);

(d)     for repair, replacement or return of products manufactured or sold at or prior to the Closing; or

(e)     arising out of or related to any Retained Asset.

ARTICLE 2. PURCHASE PRICE.

2.1     Payment of Purchase Price. The Purchase Price for the Assets shall be Forty-Two Million Dollars ($42,000,000) (the “Purchase Price”), payable in the following manner:

(a)     At the Closing, Purchaser shall pay, in cash in immediately available funds by wire transfer to one or more accounts designated by Seller, the Purchase Price, less the Escrow Amount (as defined below).

(b)     At the Closing, Purchaser shall pay an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) of the Purchase Price (the “Escrow Amount”) to an account designated by JPMorgan Chase Bank, NA (“Escrow Agent”), as a source for the satisfaction of Seller’s indemnification obligations set forth in this Agreement, such amount to be held by the Escrow Agent in accordance with the Escrow Agreement (as defined below).

2.2     Allocation. Not later than one hundred twenty (120) days following the Closing Date, Purchaser shall provide to Seller a schedule allocating the Purchase Price among the Assets (the “Tax Allocation”) . Seller shall be permitted to review and comment on the Tax Allocation for a period of thirty (30) days following the date on which the Tax Allocation is delivered to Seller. If, within such 30-day review period, Seller has any comments to the Tax Allocation, it shall provide written notice to Purchaser that is reasonably detailed and sufficiently sets forth Seller’s basis for any such objection and comment prior to the expiration of such 30-day period. Purchaser and Seller shall use good faith efforts to resolve any dispute regarding the preparation of the Tax Allocation. The parties agree to allocate and report the Purchase Price (and all other costs capable of being capitalized) among the Assets for tax purposes (including federal and state tax purposes) in accordance with the allocation prepared by the Purchaser if Seller does not provide written notice within the 30-day review period noted above or as finally agreed to by Purchaser and Seller if such a notice is so provided. Neither Seller nor Purchaser shall take a position on any tax return, before any governmental agency charged with the collection of any tax, or in any tax proceeding that is inconsistent with such allocation, except to the extent otherwise required by law.

ARTICLE 3. CLOSING.

3.1     Time and Place. The closing of the purchase and sale of the Assets by Seller to Purchaser (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”), at the offices of Middleton Reutlinger, in Louisville, Kentucky (including by remote exchange of documents and signatures). All actions to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed taken or any documents executed and delivered until all have been taken, executed and delivered. Title to the Assets shall pass from Seller to Purchaser on the Closing Date. Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Purchaser in actual possession and operating control of the Business and Assets.

3.2     Closing Items.

(a)     At the Closing, Seller shall deliver, or cause to be delivered, the following items, duly executed by Seller where appropriate:

(i)     member resolutions of Seller and resolutions of the board of directors of Parent authorizing the transactions contemplated by this Agreement;

(ii)     such assignments, bills of sale, certificates of title, lien releases, and sufficient instruments of conveyance and transfer as shall be effective in the reasonable opinion of Purchaser’s counsel to vest in Purchaser good and valid title to the Assets, free and clear of all liens, charges, security interests, options, claims and encumbrances, except those obligations being specifically assumed by Purchaser as set forth in Section 1.3 above;

(iii)     the trademark assignment attached hereto as Exhibit A (the “Trademark Assignment”);

(iv)     the patent assignment attached hereto as Exhibit B (the “Patent Assignment”);

(v)     the subcontract pending novation and consent attached hereto as Exhibit C-1 (the “Subcontract Agreement”) and the supply and subcontract agreement attached hereto as Exhibit C-2 (the “Supply Agreement”);

(vi)     the transition services agreement attached hereto as Exhibit D (the “Transition Services Agreement”);

(vii)     the escrow agreement attached hereto as Exhibit E (the “Escrow Agreement”)

(viii)     the assignment and assumption agreement attached hereto as Exhibit F) (the “Assignment and Assumption”);

(ix)     a certification from Parent, the owner of Seller, that Parent is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);

(x)     executed consent documents for those agreements listed on Schedule 3.2(a)(x);

(xi)     the opinion of Richards, Layton & Finger, PA, Delaware counsel to Parent, attached hereto as Exhibit G; and

(xii)     those documents required to assign the Government Contracts to Purchaser as set forth below in this Article 3.

(b)     At the Closing, Purchaser shall deliver, or cause to be delivered, the following items, duly executed by Purchaser or its applicable Affiliate where appropriate:

(i)     the Purchase Price (less the Escrow Amount) in the manner provided in Section 2.1;

(ii)     the Escrow Amount to the Escrow Agent, in the manner provided in Section 2.1;

(iii)     the assignments, bills of sale, certificates of title referenced in Section 3.2(a)(ii) of this Agreement, if appropriate;

(iv)     the Trademark Assignment;

(v)     the Patent Assignment;

(vi)     the Supply Agreement and the Subcontract Agreement;

(vii)     the Transition Services Agreement;

(viii)     the Escrow Agreement;

(ix)     the Assignment and Assumption; and

(x)     those documents required to assign the Government Contracts to Purchaser as set forth below in this Article 3.

3.3     Assignment of Contracts at or prior to Closing.

(a)     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not operate to transfer to Purchaser any Contract or Government Contract unless and until all necessary consents and waivers under such Contract or Government Contract shall have been obtained. After the Closing Date, Seller shall use all commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain any consents and waivers necessary to convey to Purchaser all Contracts.

(b)     Subject to the terms of the Supply Agreement, the Subcontract Agreement and the Transition Services Agreement, if any such consents and waivers shall not have been obtained with respect to any Contract at or prior to the Closing, the assignment documents shall constitute an equitable assignment by Seller to Purchaser of all of Seller’s rights, benefits, title and interest in and to such Contract, to the extent permitted by law, and Purchaser shall be deemed to be the Seller’s agent for the purpose of completing, fulfilling and discharging all of Seller’s rights and liabilities, and receiving all economic benefits, arising after the Closing under such Contract; provided that, subject to the terms of the Supply Agreement, the Subcontract Agreement and the Transition Services Agreement, Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

3.4     Novation or Assignment of Government Contracts.

(a)     With respect to each Government Contract, promptly after the Closing Date, Seller shall use all commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain the written consent of the other parties to each such Government Contract for the assignment or novation thereof to Purchaser or written confirmation from such parties that such consent or novation is not required. With respect to any Government Contract under which Seller must obtain prior consent to Purchaser’s performance thereunder, Seller shall use all commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain such consent and, until such consent is obtained, shall cooperate in an arrangement consistent with Section 3.5.

(b)     With respect to Government Contracts to which the United States Government is a party, as soon as practicable but in any event within thirty (30) days after the Closing Date, Seller shall, in accordance with FAR Subpart 42.12, and with the cooperation of Purchaser, submit in writing to each “responsible contracting officer” (as such term is defined in FAR 42.1202(a)), a request (the “Request”) for the United States Government to recognize Purchaser as Seller’s successor in interest to such Government Contracts, which are to be sold, assigned, transferred and conveyed to Purchaser in accordance with this Agreement. Purchaser shall promptly deliver to Seller such information as shall be required from Purchaser pursuant to FAR 42.1204(e)-(f) or otherwise reasonably requested by the responsible contracting officer for the purpose of enabling Seller to submit the Request and prepare, execute and deliver to the United States Government a novation agreement (the “Novation Agreement”), as required by FAR 42.12, to effectuate the novation of the Government Contracts from Seller to Purchaser.

(c)     With respect to Government Contracts to which the United States Government is not a party, Seller shall, with the cooperation of Purchaser and as soon as practicable but in any event within thirty (30) days after the Closing Date, submit in writing to each “responsible contracting officer” any requests or notifications necessary for the applicable counterparty to recognize Purchaser as Seller’s successor in interest to the Government Contracts that are to be sold, assigned, transferred and conveyed to Purchaser in accordance with this Agreement. Purchaser shall promptly deliver to Seller such information as shall be required from Purchaser or otherwise reasonably requested by the applicable counterparty for the purpose of enabling Seller to submit any request or notification, and to prepare, execute and deliver to the counterparty a Novation Agreement, assignment, or other document to effectuate the novation, consent, waiver or confirmation with respect to such Government Contracts.

(d)     Seller and Purchaser shall each use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the consents, Novation Agreements, and assignments described in this Section 3.4, including responding to any requests for information by the applicable counterparty with regard to the consents, Novation Agreements or assignments, as applicable.

3.5     Government Contracts Pending Novation. Effective upon the Closing, the performance of the Government Contracts shall become subject to and governed by the Subcontract Agreement.

3.6     Failure to Obtain Consent of a Government Contract. Subject to Section 3.4 and Section 3.5, if any novation, consent, waiver or confirmation is not obtained with respect to any Government Contract, Purchaser and Seller shall cooperate in an arrangement reasonably satisfactory to Purchaser and Seller under which Purchaser would obtain, to the extent practicable and permitted, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement (except to the extent such obligations constitute Retained Liabilities), including subcontracting, sub-licensing or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’s obligations, any and all claims, rights and benefits of Seller against a third party thereto.

3.7     Further Assurances. Each Party shall execute such additional documents and take such other actions as the other Party may reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller represents and warrants to Purchaser that all of the following statements are true and correct:

4.1     Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its Business in the places and in the manner as now conducted. Seller has all power and authority necessary to carry on the Business and to own and use the properties owned and used by it in the Business.

4.2     Authorization. Seller has full legal right, requisite power and authority to enter into this Agreement and each agreement contemplated hereby and the attachments and schedules hereto and thereto, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each agreement contemplated hereby and the attachments and schedules hereto and thereto, the consummation of the sale of the Assets and the other transactions contemplated hereby and thereby by Seller have been duly and validly authorized by all necessary corporate or comparable action on the part of Seller. Except as described on Schedule 4.2, no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or other governmental authority, domestic or foreign, is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any agreement contemplated hereby or any of the attachments or schedules hereto or thereto, or the consummation of the transactions contemplated hereby or thereby. This Agreement and each agreement contemplated hereby and the attachments and schedules hereto and thereto have been duly and validly executed and delivered by Seller and constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms. No vote of any holders of common stock or other securities of Parent is required in connection with the transactions contemplated by this Agreement.

4.3     Permits.

(a)     The Permits are valid, in good standing and in full force and effect and, except as set forth on Schedule 4.3, are adequate for the operation of the Business as presently conducted and as previously conducted by Seller. There are no claims or proceedings pending or to Seller’s knowledge, threatened against Seller asserting the infringement by Seller of, any trademark, service mark, copyright or other proprietary right of any other person or entity.

(b)     To Seller’s knowledge, Seller holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the Business, and are in material compliance with all requirements thereof.

4.4     Title to Assets. Seller has good, valid and marketable title to, or valid leasehold interests in, the Assets, free and clear of all mortgages, liens, pledges, charges or other encumbrances, except as disclosed on Schedule 4.4. Upon execution and delivery by Seller to Purchaser of the instruments of conveyance referred to in Section 3.2(a)(ii), Purchaser will receive good, valid and marketable title to the Assets, free and clear of all mortgages, liens, pledges, charges or other encumbrances.

4.5     Contracts and Commitments.

(a)     The Contracts constitute all material contracts which are necessary to the operation of the Business, as currently conducted, to which Seller or any Affiliate of Seller is a party. (Each reference to the word “Contract” or “Contracts” in this Section 4.5 shall be deemed to include the Leases.)

(b)     Seller has delivered to Purchaser true and complete copies of all Contracts.

(c)     Except to the extent set forth on Schedule 4.5(c), since August 1, 2013: (i) Seller has complied with all material commitments and obligations under the Contracts and (ii) Seller is not in material default or breach under any Contract and has not received or given notice of default or breach thereunder and, to Seller’s knowledge, no other party to a Contract is in material default or breach thereunder.

(d)     Each Contract is the legal, valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, the other parties thereto. Except as set forth on Schedule 4.5(d), each Contract is assignable by Seller to Purchaser in accordance with the terms of this Agreement without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Except as described on Schedule 4.5(d), no Contract (i) contains any “most favored nation” pricing or similar provisions for the benefit of any customer of the Business, (ii) requires the Business to purchase all of its requirements of any product or service from any party, (iii) would, after the Closing, restrict or purport to restrict Purchaser or any of its Affiliates from conducting any business in any territory or market, or (iv) would, after the Closing, grant or purport to grant to any third party any license to use any Intellectual Property of Purchaser or any of its Affiliates, including any Acquired Intellectual Property. Except as set forth on Schedule 4.5(d), no Affiliate of Seller is a party to or after the Closing will have any direct or indirect interest in any Contract, except as required to fulfill Seller’s requirements in the Transition Services Agreement, the Subcontract Agreement and the Supply Agreement.

(e)     Except as set forth on Schedule 4.5(e), with respect to each Government Contract to which Seller is a party, since August 1, 2013: (i) Seller has complied with all material terms and conditions thereof and all applicable laws which relate to the Business; (ii) Seller is on schedule to meet the contractually specified delivery dates for those items that relate to the Business; (iii) no written notice has been received by Seller (and, to Seller’s knowledge, none has been threatened) alleging that Seller, or any director, officer or employee of the Business, is in material breach or material violation of any law or contractual requirement as the same relate to the Business; (iv) no written notice of termination or default has been received by Seller (and to Seller’s knowledge, none has been threatened); (v) all cost or pricing data, commercial sales practice information, and country of origin information submitted or certified by Seller has been accurate, complete and up to date as of the time of such submission or certification; and (vi) Seller possesses all necessary security clearances and permits for the execution of its obligations. Seller has the proper procedures to conduct the Business of a classified nature up to the level of its current clearances. Neither Seller nor any of its Affiliates, nor any director, officer or employee thereof, has been, since August 1, 2013, and there is no threat, proposal, or valid basis (including consummation of the transactions contemplated by this Agreement) for Seller or any such person to become, subject to any condition or circumstance described in FAR 52.209-5, or determined to be nonresponsible with respect to any Government Contract. Since August 1, 2013, there has been no administrative, civil or criminal investigation, indictment or information, non-financial or non-standard financial audit following written notice, termination for convenience, termination for default, cure notice, stop work notice, show cause notice, or notice declining to exercise an option with respect to any Government Contract, and to the knowledge of Seller, none of the foregoing are threatened or reasonably expected. There are no outstanding protests, claims, disputes or other proceedings relating to any Government Contract, and, to the knowledge of Seller, no such protests, claims, disputes or other proceedings are threatened or reasonably expected. Except as described on Schedule 4.5(e), since August 1, 2013, with respect to any Government Contract, Seller has not: (A) made any mandatory or voluntary disclosure to any governmental entity with respect to a potential violation of a Government Contract or applicable law, or failed to make any mandatory disclosure; (B) disclosed or been required to mitigate any organizational conflict of interest; (C) received any information for which it has been required to obtain or maintain a security clearance with any governmental entity; or (D) asserted any small, minority, disadvantaged, woman-owned, veteran-owned, disabled-person-owned or any other size-based or socioeconomic status in connection with a proposal or award, or transacted with any third party that has, to the best of Seller’s knowledge, relied upon or asserted Seller’s eligibility for any such status.

(f)     There are no parties other than Seller in possession of any portion of any real property that is subject to any Lease, and no Contract grants any person (other than Seller) the right of use or occupancy of any portion of any such real property.

4.6     Insurance. Schedule 4.6 sets forth an accurate description of all insurance policies (including property, casualty, liability and other insurance), held by Seller relating to the Business and the Assets, and of all claims against such policies received for the past three (3) policy years. The insurance held by Seller with respect to the Business and the Assets is with reputable insurers and is in amounts sufficient for the prudent protection of the Business and the Assets. Such insurance policies are currently in full force and effect and shall remain in full force and effect in accordance with their terms through the Closing Date, and Seller is not in breach or default in any way. No insurance policy held by Seller or applicable to the Business and Assets has been cancelled in the last three (3) years preceding the date of this Agreement.

4.7     Employees. Schedule 4.7 sets forth a complete and accurate list of the following information for all individuals exclusively or primarily engaged in the Business and, separately, those who provide shared services with respect to the Business (collectively, the “Business Employees”): employee name, job title, the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively), accrued vacation, and severance pay. No delays under applicable immigration laws would be required with respect to the employment of any Business Employee on the Closing Date. No Business Employees are covered by unions nor have any union organizational efforts occurred with respect to the Business Employees in the three preceding years. Seller is in compliance in all material respects with all employment laws applicable to the Business Employees. Except as set forth on Schedule 4.7, since December 31, 2012, there have been no charges, suits. complaints, grievances, disciplinary matters or controversies pending or, to Seller’s knowledge, threatened, between Seller and any Business Employees (or the predecessor employees who provided services to the Business) or any of Seller’s consultants or independent contractors who provide services primarily with respect to the Business.

4.8     Intellectual Property.

(a)     The Acquired Intellectual Property constitutes all of the Intellectual Property owned by Seller or any of its Affiliates used in, or necessary for, the operation of the Business. Schedule 4.8(a) sets forth all patents, patent applications, trademark, service marks, applications and registrations of trademarks and service marks, copyright applications and registrations and internet domain names included in the Acquired Intellectual Property.

(b)     To the knowledge of Seller, all patents and registrations of trademarks, service marks and copyrights included in the Acquired Intellectual Property are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Seller.

(c)     Each item of Acquired Intellectual Property will be owned or available for use by the Purchaser immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by Seller immediately prior to the Closing. Seller is the sole and exclusive owner of all Acquired Intellectual Property, free and clear of any mortgages, liens, pledges, charges or other encumbrances, and all joint owners of the Acquired Intellectual Property are listed in Schedule 4.8(c). To Seller’s knowledge, the Acquired Intellectual Property constitutes all Intellectual Property necessary to operate the Business in the manner so done currently by Seller.

(d)     To Seller’s knowledge, Seller is not infringing on any third party’s rights in any Intellectual Property in the conduct of the Business as currently conducted. There are no claims or proceedings pending or to Seller’s knowledge, threatened against Seller asserting the infringement by Seller of, any patent, trademark, service mark, copyright or other proprietary right of any other person or entity which relates to the conduct of the Business as currently conducted.

(e)     To the knowledge of Seller, no third party (including any current or former employee or consultant of Seller or any Affiliate) is infringing, violating or misappropriating any of the Acquired Intellectual Property.

4.9     Employee Benefit Plans. Schedule 4.9 sets forth an accurate list and description of the following contracts, plans or arrangements adopted or maintained by Seller or its ERISA Affiliates for any Business Employee: (a) all employee benefit plans, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and(b) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA). All plans or arrangements listed on Schedule 4.9 are administered in material compliance with the terms thereof and with all applicable provisions of ERISA and the regulations issued thereunder, the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. No liability will attach to Purchaser as a result of any noncompliance or otherwise with respect to any such plans or any other compensatory plans or arrangements maintained by Seller or any ERISA Affiliate. Neither Seller nor any ERISA Affiliate has within seven (7) years prior to the Closing Date maintained or contributed to (or been obligated to contribute to) any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any defined benefit pension plan (as defined in Section 3(35) of ERISA). The entities with which Seller is or has, within the preceding six (6) years been, a single employer for purposes of Section 414(b) of the Code are the “ERISA Affiliates”.

4.10     Condition and Sufficiency of Assets.

(a)     Except as set forth on Schedule 4.10(a), each tangible Asset is in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put and in the aggregate is not in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in cost or nature.

(b)     The Assets, together with the rights granted to Purchaser under the Transition Services Agreement, the Subcontract Agreement and the Supply Agreement, are sufficient for Purchaser to operate and conduct the Business after the Closing Date in substantially the same manner as the Business was conducted by Seller at any time during the twelve-month period immediately prior to the Closing Date. Except as described on Schedule 4.10, the Assets, together with the rights granted to Purchaser under the Transition Services Agreement, the Subcontract Agreement and the Supply Agreement, constitute all assets, rights and properties, tangible or intangible, held by Seller or any of its Affiliates that are used in, or necessary for, the conduct of the Business.

4.11     Litigation; Conformity with Law. Except to the extent set forth in Schedule 4.11, there are no claims, actions, suits or proceedings, pending or to Seller’s knowledge, threatened, against or affecting the Business or the Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders or decrees outstanding against or affecting the Business or the Assets. Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might materially and adversely affect the operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Business, taken as a whole.

4.12     Export, Sanctions and Anti-Corruption.   Since August 1, 2013, Seller has complied in all material respects with all applicable laws and regulations relating to international transactions involving transfers of commodities, software, or technology, or the provision of services, including the Export Administration Regulations of the U.S. Department of Commerce, International Traffic in Arms Regulations of the U.S. Department of State, and foreign assets control regulations and Executive Orders administered by the U.S. Department of the Treasury. Except as expressly authorized by relevant governmental entities, since August 1, 2013, Seller has not engaged in any transaction in, or with any person or entity in, controlled by or organized under the laws of Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine, or with any person or entity designated by a U.S. governmental entity as a target of sanctions or transaction restrictions under any of the foregoing laws or regulations. Since August 1, 2013, Seller has at all times operated in compliance with the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010, and other applicable anti-bribery and anti-corruption laws. Since August 1, 2013, to the Seller’s knowledge no person has engaged in any activity prohibited by any of the foregoing laws or regulations on behalf of Seller or in connection with the Business.

4.13     Data Privacy and Security. Since August 1, 2013, Seller has at all times complied in all material respects with all applicable laws regulations, and corporate policy commitments governing the collection, use and disclosure of personal information in connection with the Business, and all applicable laws and regulations relating to security, notification and/or reporting of information security incidents or breaches of such information. Since August 1, 2013, to Seller’s knowledge, there has been no material breach or security incident involving personal or any material proprietary information relating to the Business.

4.14     Taxes. Seller has timely filed all requisite federal and all other tax returns required to be filed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof and has paid all taxes or other similar assessments or liabilities, including any interest, fines, penalties, assessments, or additions to tax, imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof (“Taxes”) due and payable by Seller and made adequate provision for the payment of any Taxes that have accrued but are not yet due and payable, related to the Business. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, independent contractor, creditor, member or other third party. Seller is, and at all times since its formation has been, owned by a single owner and has never elected corporate tax treatment such that it has at all times in its existence been disregarded as an entity separate from its owner, the Parent, for U.S. federal income and applicable state income tax purposes.

4.15     Completeness; Books and Records. The copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or have been delivered to Purchaser in connection with the transactions contemplated hereby are complete and correct in all material respects. The originals or copies of the Records of Seller have been delivered to Purchaser. At the Closing, all of those Records will be in the possession of Purchaser.

4.16     Absence of Changes. Since March 31, 2016, except as set forth on Schedule 4.16, (a) there has not been any material adverse change, or any event that would reasonably be expected to have a material adverse change, in the financial condition, assets, liabilities (contingent or otherwise), or income of the Business and (b) neither Seller nor any of its Affiliates has (i) sold or otherwise disposed of any asset, right or property related to the Business (other than sales of inventory to customers in the ordinary course of business), (ii) licensed to any third party the right to use any Intellectual Property related to the Business (other than non-exclusive licenses granted to customers in the ordinary course of business), (iii) terminated the employment or accepted a resignation of employment of any key employee engaged in the Business or (iv) terminated (or permitted the termination of) any material contract related to the Business.

4.17     No Conflicts. Except as set forth on Schedule 4.17, the execution, delivery and performance of this Agreement and each agreement contemplated hereby and the attachments and schedules hereto and thereto, the consummation of any transactions herein or therein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

(a)     conflict with, or result in a breach or violation of, the Articles of Organization or Operating Agreement or comparable governing documents of Seller or any of its Affiliates;

(b)     materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any Contract, Lease or other agreement to which Seller is a party, or result in the creation or imposition of any lien, charge or encumbrance on the Assets or Business, or materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under (i) any law or regulation to which Seller or its Assets or Business is subject, or (ii) any judgment, order or decree to which Seller is bound or any of its property is subject;

(c)     with or without notice or the passage of time or both, result in termination or any impairment of, or require any notice, consent approval or authorization under or with respect to, or the imposition or acceleration of any obligation under, any material permit, license, franchise, contractual right or other authorization of Seller.

4.18     Employee Agreements. To Seller’s knowledge, the Business Employees are not, as a result of the Business as conducted by Seller in violation of (i) any fiduciary or confidential relationship, (ii) any term of any contract or covenant (either with the Seller or another entity) relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation or (iii) any other contract or agreement, or any judgment, decree or order of any court or administrative agency, in each case relating to or affecting the right of any of the Seller’s employees to be employed by Purchaser.

4.19     Brokers or Finders. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, other than those fees, commissions and similar payments that will be paid by Seller to Mesirow Financial, to Inex Advisors, LLC, and to employees of Seller or its Affiliates.

4.20     Inventory. The Acquired Inventory is of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, and except as described on Schedule 4.20, contains no excess, obsolete, damaged or defective Inventory.

4.21     Products; Warranties. Schedule 4.21 sets forth a summary description of all products or services made commercially available to third parties by or on behalf of Seller or any of Affiliates in connection with the Business since August 1, 2013, and a description of any guaranty (of quality, non-infringement, service levels or otherwise), warranty, right of return, right of credit or other indemnity. Schedule 4.21 sets forth the aggregate expenses incurred by Seller or any of its Affiliates in fulfilling obligations under such guaranty, warranty, right of return and indemnity provisions in the twelve months preceding the date of this Agreement. To Seller’s knowledge, there exists no fact, circumstance or condition that would reasonably be expected to result in such expenses significantly increasing in the twelve month period following the Closing other than the availability and cost of component parts and materials.

4.22     Environmental Matters. With respect to the Business, since August 1, 2013, Seller has complied with all applicable requirements relating to the protection of the environment, employee exposure to workplace chemicals and discharges or emissions to the environment (“Environmental Laws”). There is no pending or, to the knowledge of Seller, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving Seller and related to the Business. Seller does not have any material liabilities under any Environmental Law arising from the release or threatened release of any substance into the environment in connection with the Business. Seller is not a party to or bound by any court order, administrative order, consent order or other agreement between Seller and any governmental entity entered into in connection with any requirement of an Environmental Law and related to the Business. Set forth on Schedule 4.22 is a list of all documents (whether in hard copy or electronic form) since August 1, 2013 that contain all environmental reports, investigations and audits relating to premises currently or previously owned or operated by Seller in connection with the Business (whether conducted by or on behalf of Seller or any other person, and whether done at the initiative of Seller or directed by a governmental entity or other person) which Seller has possession of or access to. A complete and accurate copy of each such document has been provided to Purchaser. Seller has no knowledge of any pending or threatened cleanup or compliance obligation arising under any Environmental Law relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Seller in connection with the Business.

4.23     Solvency. Neither Parent nor Seller is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates. Immediately following the Closing after giving effect to the transactions contemplated by this Agreement, Parent and its subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including, contingent liabilities, of such person, (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such person has not incurred, and does not intend to incur, debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and (d) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 4.23 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

4.24     Seller’s Representations and Warranties. Except as expressly set forth in this Article 4, Seller offers no additional warranties or representations whatsoever.

ARTICLE 5. REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants that all of the following statements are true and correct:

5.1     Due Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner as now conducted.

5.2     Authorization. Purchaser has all power and authority to execute and deliver this Agreement and each agreement contemplated hereby and the attachments and schedules hereto and thereto, and to consummate the purchase of the Assets and assumption of the Assumed Liabilities and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the consummation of the purchase of the Assets and the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser. Except as described on Schedule 5.2, no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or other governmental authority, domestic or foreign, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any agreement contemplated hereby or any of the attachments or schedules hereto or thereto, or the consummation of the transactions contemplated hereby or thereby, except in each case for any such item which if not obtained or made would not materially impair Purchaser’s ability to perform it obligations hereunder or thereunder. This Agreement and each agreement contemplated hereby and the attachments and schedules hereto and thereto have been duly and validly executed and delivered by Purchaser and constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms.

5.3     No Conflicts. The execution, delivery and performance of this Agreement and each agreement contemplated hereby and the Exhibits and Schedules attached hereto and thereto, the consummation of any transactions herein or therein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

(a)     conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Purchaser;

(b)     materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any agreement to which Purchaser is a party; or

(c)     violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, in each case applicable to Purchaser or any of its assets.

No consent or approval by, or any notification or filing with, and no permit, or authorization of, any public body or authority is required in connection with the execution, delivery, and performance by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement.

5.4     Brokers or Finders. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the purchase of the Business.

5.5     ITAR. Purchaser is properly registered pursuant to the requirements of ITAR, and the Purchaser’s Affiliate designated to be the transferee of the Business will not be a “foreign person” within the meaning of ITAR §122.4(b).

5.6     Purchaser’s Representations and Warranties. Except as expressly set forth in this Article 5, Purchaser offers no additional warranties or representations whatsoever.

ARTICLE 6. SURVIVAL OF REPRESENTATIONS ANDWARRANTIES; INDEMNIFICATION.

6.1     Survival of Representations and Warranties. All representations and warranties shall survive Closing and the consummation of the contemplated transactions for a period of twelve (12) months following the Closing, at which time such representations and warranties shall expire, provided, however, that, notwithstanding the foregoing, (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.9, 4.10(b), 4.14, 4.17(a) and 4.19 (the “Seller Fundamental Representations”) shall survive for a period of six (6) years following the Closing, at which time such representations and warranties and the representations and warranties of Purchaser set forth in Sections 5.1, 5.2, 5.3(a), 5.4, and 5.5 (the “Purchaser Fundamental Representations”) shall expire, and (b) the representations and warranties set forth in Section 4.8 shall survive for a period of three (3) years following the Closing. All covenants and other agreements shall survive the Closing. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, notice of a claim for indemnification based upon a breach of such representation or warranty, then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such claim.

6.2     Indemnification by Seller. Seller shall indemnify, defend, hold harmless, and reimburse Purchaser for any and all claims, actions, suits, proceedings, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) (hereinafter “Loss” or “Losses”) suffered or incurred by Purchaser or any of its Affiliates or any successors or assigns thereto as a result of, or with respect to:

(a)     any breach or inaccuracy of any representation or warranty of Seller set forth in Article 4;

(b)     any breach of or noncompliance by Seller with any covenant or agreement of Seller contained in this Agreement;

(c)     notwithstanding anything to the contrary in any Novation Agreement, Retained Liabilities or the operation of the Business on or prior to the Closing Date or, with respect to the Business Employees, the applicable Employment Date;

(d)     any liability of Seller for Taxes, including any Taxes of Seller and any Taxes of another person for which Seller is liable; or

(e)     the matters described on Schedule 6.2(e).

6.3     Indemnification by Purchaser. Purchaser shall indemnify, defend, hold harmless, and reimburse Seller for any and all Losses suffered or incurred by Seller or any of its Affiliates or any successors or assigns thereto as a result of, or with respect to:

(a)     any breach or inaccuracy of any representation or warranty of Purchaser set forth in Article 5;

(b)     any breach of or noncompliance by Purchaser with any covenant or agreement of Purchaser contained in this Agreement; or

(c)     failure to pay or perform any Assumed Liabilities (notwithstanding anything to the contrary in any Novation Agreement).

6.4     Exclusive Remedy; Other Matters.

(a)     Except to the extent of fraud or knowing and intentional misrepresentation by Seller or any of its Affiliates or its or their representatives, except for specific performance and except for claims with respect to any agreement delivered pursuant to this Agreement (including the Transition Services Agreement, the Supply Agreement and the Subcontract Agreement), the remedies provided in Section 6.2 (subject to the limitations of this Article 6) will be the sole and exclusive remedies against Seller with respect to any of the breaches or claims described in such Section or otherwise arising against Seller under, out of or relating to this Agreement.

(b)     Except to the extent of fraud or knowing and intentional misrepresentation by Purchaser or any of its Affiliates or its or their representatives, except for specific performance and except for any remedies expressly provided in any agreement delivered pursuant to this Agreement, the remedies provided in Section 6.3 (subject to the limitations this Article 6) will be the sole and exclusive remedies against Purchaser with respect to any of the breaches or claims described in such Section or otherwise arising under, out of or relating to this Agreement.

(c)     The rights to indemnification set forth in this Article 6 shall not be affected by any investigation conducted by or on behalf of either Party or any knowledge acquired (or capable of being acquired) by either Party, whether before or after the Closing, with respect to the inaccuracy of or noncompliance with any representation, warranty, covenant or obligation hereunder.

(d)     Notwithstanding anything to the contrary in this Agreement, (i) Purchaser shall have no obligations under Section 6.3 with respect to any matter for which Purchaser is or would be entitled to indemnification under Section 6.2 (without giving effect to any limitations, including as to time, survival periods, deductibles, thresholds, caps, knowledge or materiality qualifiers) and (ii) if a Party is entitled to bring a claim under more than one provision of Section 6.2 or Section 6.3, as the case may be, such Party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification.

(e)     The Purchaser shall have the right to have any Losses for which it is entitled to indemnification under this Agreement disbursed to Purchaser from the Escrow Fund (as defined in the Escrow Agreement, the “Escrow Fund”). Any amounts disbursed to Purchaser from the Escrow Fund in accordance with the Escrow Agreement shall be conclusively deemed to be amounts paid to Purchaser in respect of Losses for which Purchaser is entitled to indemnification hereunder. If Purchaser seeks to recover Losses from the Escrow Fund, Seller and Purchaser shall deliver to the Escrow Agent, promptly following the resolution of the applicable indemnification claim (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both Parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to Purchaser (which notice shall be consistent with the terms of the resolution of such claim).

(f)     Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Losses for which any Party may be entitled to indemnification under this Article 6, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality or similar concepts.

6.5     Monetary Limitations on Seller Indemnification.

(a)     Seller shall have no liability with respect to claims under Section 6.2(a) (x) for any individual claim where the Losses relating thereto (including all related claims) is less than $25,000 (the “Minimum Claim Threshold”) and (y) until the total of all Losses with respect to such matters exceeds an amount equal to $200,000 (the “Deductible”) and then only for the amount by which such Losses exceed the Deductible; provided, however, that the Minimum Claim Threshold and the Deductible shall not apply to (A) any breach of any Seller Fundamental Representations or (B) any fraud or knowing and intentional misrepresentation of any representation or warranty of Seller set forth in this Agreement.

(b)     Notwithstanding anything contained in this Agreement or otherwise to the contrary, the maximum aggregate liability of the Seller with respect to claims under Section 6.2(a) shall not exceed an amount equal to Three Million Dollars ($3,000,000) (the “Cap”); provided, however, that the Cap shall not apply to (x) any breach of the representations and warranties set forth in Section 4.8, Seller’s aggregate liability for which shall be limited to Four Million Five Hundred Thousand Dollars ($4,500,000), (y) any breach of any Seller Fundamental Representations or (z) any fraud or knowing and intentional misrepresentation of any representation or warranty of Seller set forth in this Agreement.

6.6     Monetary Limitations on Purchaser Indemnification.

(a)     Purchaser shall have no liability with respect to claims under Section 6.3(a) (x) for any individual claim where the Losses relating thereto (including all related claims) is less than the Minimum Claim Threshold and (y) until the total of all Losses with respect to such matters exceeds an amount equal to the Deductible and then only for the amount by which such Losses exceed the Deductible; provided, however, that the Minimum Claim Threshold and the Deductible shall not apply to (A) any breach of any Purchaser Fundamental Representations, or (B) any fraud or knowing and intentional misrepresentation of any representation or warranty of Purchaser set forth in this Agreement.

(b)     Notwithstanding anything contained in this Agreement or otherwise to the contrary, the maximum aggregate liability of Purchaser with respect to claims under Section 6.3(a) shall not exceed an amount equal to the Cap; provided, however, that the Cap shall not apply to (x) any breach of any Purchaser Fundamental Representations or (y) any fraud or knowing and intentional misrepresentation of any representation or warranty of Purchaser set forth in this Agreement.

6.7     Third Party Claims.

(a)     Promptly after any Party hereto (hereinafter the “Indemnified Party”) has received notice of or has knowledge of any claim by a person that is not a Party or an Affiliate of a Party (“Third Party”) or the commencement of any action or proceeding by a Third Party (“Third Party Action”), the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any Party obligated to provide indemnification pursuant to Sections 6.2 or 6.3 hereof (hereinafter the “Indemnifying Party”), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding, provided that the failure to give prompt notice thereof shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent the Indemnifying Party is materially and adversely prejudiced thereby. Such notice shall, to the extent known, state the nature and the basis of such claim and a reasonable estimate of the amount thereof. Within 20 days after delivery of such claim notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may assume control of such defense only if and for so long as and to the extent that (A) it acknowledges in writing to the Indemnified Party that it is obligated to fully indemnify the Indemnified Party against such Third Party Action pursuant to this Agreement, (B) the Indemnifying Party (whether by use of the Escrow Fund or otherwise) can demonstrate to the reasonable satisfaction of the Indemnified Party its financial ability to defend and satisfy the Third Party Action, and (C) the Third Party Action does not involve criminal liability of the Indemnified Party or seek material equitable or injunctive relief against the Indemnified Party or otherwise involve a governmental entity as a party and (ii) the Indemnified Party is hereby authorized (but not obligated) prior to and during such notice period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests except to the extent the Indemnifying Party is materially and adversely prejudiced thereby. Notwithstanding anything to the contrary herein, the Indemnified Party may (without waiving any of its rights hereunder) assume control of the defense of the relevant portions of any Third Party Action as applicable if (x) the Indemnifying Party does not elect to assume the control of the defense of such Third Party Action or any portion thereof in accordance with this Agreement or the terms of this Agreement do not permit the Indemnifying Party to control such portion of the defense, (y) at any time the Indemnifying Party fails to diligently defend such Third Party Action or any portion thereof, or (z) to the extent that the Indemnified Party concludes based on the advice of counsel that there are issues that raise actual conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has different or additional defenses available to it. The non-controlling party shall, at the expense of the Indemnifying Party, cooperate with the controlling party and its counsel in the defense of any such Third Party Action or in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the controlling party with any non-privileged books, records or information reasonably requested by the controlling party that are in the non-controlling party’s possession or control and relate to the Business and the period prior to the Closing. The non-controlling party shall have the right to participate in any matter through counsel of its own choosing at its own expense. For so long as the Indemnifying Party controls the defense of any Third Party Action in accordance with the terms of this Agreement, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnified Party assumes control of any portion of the defense of any Third Party Action in accordance with this Agreement, the Indemnified Party may undertake such defense through counsel of its choice, at the reasonable cost and expense of the Indemnifying Party.

(b)     Notwithstanding anything to the contrary in this Agreement, (i) neither Party may settle any matter (in whole or in part) unless such settlement (A) includes a complete and unconditional release of the other Party and its Affiliates in respect of the Third Party Action, (B) involves no admission of wrongdoing by such other Party or its Affiliates and (C) excludes any material injunctive or non-monetary relief applicable to such other Party or its Affiliates, and (ii) if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article 6, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (A) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (B) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 6, and (C) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article 6, for any such Losses for which it is entitled to indemnification pursuant to this Article 6. Notwithstanding anything to the contrary in this Article 6, nothing in this Article 6 shall preclude the Indemnifying Party from disputing the Indemnified Party’s entitlement to indemnification for any settlement entered into without the consent of the Indemnifying Party or the amount for which the Indemnified Party is entitled to indemnification in connection therewith.

6.8     Recoveries. If an Indemnified Party subsequently receives a payment from a Third Party (including proceeds of insurance) with respect to a matter for which it has been indemnified by the Indemnifying Party, the Indemnified Party will promptly pay the amount, if any, by which (a) the sum of the amounts paid to the Indemnified Party by the Indemnifying Party hereunder in respect of such matter and the amount of such Third Party payment (net of all costs of collection and increases in insurance premiums), exceeds (b) the amount Losses incurred by the Indemnified Party with respect to such matter.

ARTICLE 7. EMPLOYEES

7.1     Business Employees. Purchaser shall have the right to, and shall, offer employment to those Business Employees identified on Schedule 7.1 (the “Specified Business Employees”).

7.2     Employment of New Purchaser Employees by Purchaser.

(a)     Seller shall take all necessary action to (i) cause the employment of each of the Specified Business Employees to terminate effective as of a date selected by Purchaser that is reasonably acceptable to Seller (the “Employment Date”), and (ii) cause the active participation of such Specified Business Employee in any employee benefit plans to cease to be effective as of the Employment Date (or such later date as applies to former employees). On or before the Employment Date, Purchaser shall have the right to extend offers of employment (which may be accomplished through a general offer of employment) effective upon the Employment Date to each Specified Business Employee with Purchaser; provided, however, that any such offer made to a Specified Business Employee who is on a medical leave of absence or disability on the Closing Date shall be contingent upon such Specified Business Employee’s return to active service upon the earlier of the expiration of his or her approved leave of absence or the date that is six (6) months after his or her last day of active employment with Seller and any such offer made to a Specified Business Employee who is on an authorized military leave on the Closing Date shall be contingent upon such Specified Business Employee’s return to active service with Seller in accordance with the terms of his or her leave of absence, as previously approved by Seller, or subject to applicable law. On or before the Closing Date, Seller shall notify each Specified Business Employee of the transaction contemplated by this Agreement and that reporting to work at such Specified Business Employee’s normal work location in accordance with such Specified Business Employee’s normal work schedule after that individual’s Employment Date shall be deemed acceptance of employment with Purchaser, as applicable, on the first date on which such Specified Business Employee so reports (each Specified Business Employee so reporting, a “New Purchaser Employee”). The offers and acceptances of employment described in this Section 7.2 shall occur without further action by Purchaser or its Affiliates but be subject to the terms of any offer letters or employment conditions of Purchaser. Subject to applicable law, Purchaser will have reasonable access before the Closing Date and through the applicable Employment Date to Business Employees for purposes of recruitment and enrollment in benefit plans. Access will be provided by Seller upon reasonable prior notice during normal business hours.

(b)     Seller shall pay out accrued unused vacation as of the Employment Date, irrespective of its usual policies for payment of such amounts on employment termination. New Purchaser Employees will accrue vacation and/or paid time off under Purchaser’s policies beginning as of the Employment Date. For purposes of eligibility and vesting (but not with respect to any defined benefit plans or post-employment arrangements) under Purchaser’s employee benefit plans and arrangements, Purchaser will credit the service time of the New Purchaser Employees with Seller prior to the applicable Employment Date.

(c)     It is understood and agreed that (i) Purchaser’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Purchaser to a post-Employment Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser have agreed to establish as set forth above or may establish pursuant to individual offers of employment, and (ii) employment offered by Purchaser is “at will” and may be terminated by Purchaser or by any New Purchaser Employee at any time for any reason (subject to (x) any written commitments to the contrary made by Purchaser and (y) applicable law, including the Family and Medical Leave Act), nor shall this Agreement be construed to confer upon any person not a party to it any rights or remedies of any nature whatsoever or to establish or constitute an amendment of any compensation or benefit plan maintained by the Purchaser or any of its affiliates (or an undertaking to amend any such plan). Without limiting the foregoing, no provision of this Article 9 shall create any third party beneficiary rights in any current or former employee, director or consultant of Seller.

(d)     Seller shall be solely responsible for (i) the payment of all wages and other remuneration and benefits due to Business Employees (including any New Purchaser Employees) with respect to their services as employees of Seller through the close of business on the Employment Date, including any applicable pro rata bonus payments; (ii) with respect to employees of Seller, including any New Purchaser Employees, the payment of any termination or severance payments (even if triggered by future cessation of employment with Purchaser if due under the agreements described on Schedule 1.4(c)); (iii) any and all payments to employees required under the under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) due to any plant closing or mass layoff occurring on or before the final Employment Date; (iv) any and all workers’ compensation claims (if any) incurred by any Business Employee (including any New Purchaser Employee) on or prior to the applicable Employment Date; and (v) the provision of continuation health coverage to Seller’s M&A Qualified Beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, A-4) other than those who become New Purchaser Employees. Notwithstanding the parenthetical in clause (ii) of this Section 7.2(d), Purchaser shall promptly reimburse Seller for any payments of severance Seller is contractually required to and does make under Section 2(a) of the agreements described on Schedule 1.4(c) with respect to a post-Closing Date termination of employment.

(e)     Sellers and Purchaser shall give any notices required by applicable law and take whatever other actions with respect to the plans, programs and policies described in this Article 9 as may be reasonably necessary to carry out the arrangements described in this Article 9. If any of the arrangements described in this Article 9 are determined by the Internal Revenue Service or other governmental entity to be prohibited by law, Seller and Purchaser shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

ARTICLE 8. OTHER AGREEMENTS

8.1     Solicitation and Hiring. For a period of five (5) years after the Closing Date, Seller shall not (and it shall cause its Affiliates not to), either directly or indirectly, (a) solicit or attempt to induce any New Purchaser Employee to terminate his employment with Purchaser or any subsidiary of Purchaser or (b) hire or attempt to hire any New Purchaser Employee; provided, that this clause (b) shall not apply to any individual whose employment with Purchaser or a subsidiary of Purchaser has been terminated for a period of six (6) months or longer.

8.2     Non-Competition. For a period of five (5) years after the Closing Date, Seller shall not (and it shall cause its Affiliates not to), either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (a) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by Seller exclusively or primarily in connection with the Business within the three-year period prior to the Closing Date or (b) engage anywhere in the world in any business competitive with the Business as conducted as of the Closing Date or during the three-year period prior to the Closing Date; provided, however, that Seller’s performance of its obligations under the Supply Agreement, the Subcontract Agreement and the Transition Services Agreement and the Retained Business, as conducted on the Closing Date, shall not constitute a breach of this Section 8.2. The Parties agree that the duration and geographic scope of the non-competition provision set forth in this Section 8.2 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

8.3     Proprietary Information. From and after the Closing, Seller shall not disclose or make use of (except to pursue its rights, under this Agreement and shall cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Assets, the Business or Purchaser, except to the extent that such knowledge, information or documents shall have become generally known by the public other than through improper disclosure by Seller or an Affiliate.

8.4     Sharing of Data. Purchaser shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Seller's independent accountants), tax records, correspondence, production records, employment records and other records that are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Purchaser for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Seller shall not destroy any such books, records or accounts retained by it without first providing Purchaser with the opportunity to obtain or copy such books, records, or accounts at Purchaser’s expense. Promptly upon request by Purchaser made at any time following the Closing Date, Seller shall authorize the release to Purchaser of all files pertaining to Seller, the Assets or the Business or operations of Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

8.5     Parent Guaranty; Obligations of Parent. Parent hereby unconditionally guarantees the due and punctual performance of Seller’s obligations under this Agreement. This guaranty is an irrevocable guaranty of performance and payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any other act or event which might otherwise operate as a legal or equitable discharge of Parent under this Section 8.5. Parent hereby waives all special suretyship defenses and notice requirements. Parent agrees to be bound by the provisions of Section 8.1 through Section 8.4 and Article 9 as if it were Seller, mutatis mutandis. As promptly as practicable after the Closing, Parent shall (and shall cause Seller to) use proceeds of the Purchase Price to satisfy and discharge all of their respective trade accounts payable with suppliers that are past due.

ARTICLE 9. GENERAL.

9.1     Cooperation. The Seller and Purchaser shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Seller will cooperate and use best efforts to have the present employees and contractors of Seller cooperate with Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date or, for the Business Employees, the applicable Employment Date.

9.2     Successors and Assigns. The rights of the Parties hereunder may not be assigned (except by operation of law or, in the case of Purchaser, to an Affiliate or an acquirer of all or any substantial portion of the Business or Assets) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs, legal representatives and permitted assigns. Notwithstanding any statement herein to the contrary, the assigning Party shall remain primarily liable for its obligations under this Agreement.

9.3     Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits attached hereto) and the documents delivered pursuant hereto or contemplated hereby constitute the entire agreement and understanding between the Seller and Purchaser and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement on the parties thereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by each of the Seller and Purchaser that specifically refers to this Agreement and expressly cites the provisions or provisions hereof that are modified or amended thereby. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.4     Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.5     Expenses. Whether or not the transactions herein contemplated are consummated, Purchaser will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. Whether or not the transactions herein contemplated are consummated, the Seller will pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by the Seller under this Agreement. All registration, recording or transfer Taxes which may be payable in connection with the transactions contemplated by this Agreement will be payable one-half by Seller and one-half by Purchaser. Seller will file all necessary tax returns and other documentation with respect to all such Taxes and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

9.6     Knowledge. An individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. For purposes of this Agreement, the knowledge of Seller shall be limited to those matters of which John Walsh, Debra Delise, Brian Maguire, Larry Bernicky, Charlie Hagan, Jim Long and Doug Gardner, or any of them, has actual knowledge.

9.7     Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (i) depositing the same in United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, or (ii) by delivering the same in person to an officer or agent of such Party.

(a)	If to Purchaser:	Analog Devices, Inc. Attn.: Office of the General Counsel One Technology Way Norwood, Massachusetts 02062 (781) 461-3215 (fax)
	With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP Attn.: Mark G. Borden, Esq. Jay E. Bothwick, Esq. Joseph B. Conahan, Esq. 60 State Street Boston, Massachusetts 02109 (617) 526-5000 (fax)

(b)	If to Seller or Parent:	Sypris Electronics, LLC Attn.: Jeffrey T. Gill, Chairman 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222 (502) 329-2036 (fax)

With copies to:

Sypris Solutions, Inc.

Attn.: John R. McGeeney, General Counsel

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

(502) 329-2036 (fax)

Middleton Reutlinger

Attn.: Thomas Ice, Esq.

401 S. Fourth Street, Ste. 2600

Louisville, Kentucky 40202

(502) 588-1971 (fax)

9.8     Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any choice of law principles that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Any proceeding arising out of or relating to this Agreement shall be brought solely in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each Party waives any right it may have to a trial by jury with respect to any proceeding arising out of or relating to this Agreement.

9.9     Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

9.10     Schedules and Exhibits. The Schedules and Exhibits attached hereto constitute a part of this Agreement and are incorporated herein by reference as if set forth herein at the point where first mentioned.

9.11     Publicity. The parties agree that, except as otherwise required by law (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure), the issuance of any public reports, statements or releases pertaining to the terms of this Agreement will require mutual written consent.

9.12     Remedies.

(a)     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)     The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, each Party acknowledges and agrees that in the event of any breach or threatened breach of any of its covenants or obligations set forth in this Agreement, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of either Party under this Agreement. Time shall be of the essence for purposes of this Agreement.

9.13     Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (i) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (j) the word “person” shall be construed broadly to include any individual, corporation, partnership, limited liability company, joint venture, association, trust, governmental entity, unincorporated organization or other entity and to such person’s permitted successors and assigns; and (k) “governmental entity” shall mean any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization or association or any person that performs testing, validation or audit services in connection with any of the foregoing. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. For purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

9.14     Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any person other than the Parties any rights or remedies hereunder.

[Remainder of page intentionally left blank; signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Purchaser”

Analog Devices, Inc.

By: /s/ David A. Zinsner

Name: David A. Zinsner

Title: Senior Vice President and Chief Financial Officer

“Seller”

Sypris Electronics, LLC

By: /s/ Jeffrey T. Gill

Name: Jeffrey T. Gill

Title: Chairman

“Parent”

Sypris Solutions, Inc.

By: /s/ Jeffrey T. Gill

Name: Jeffrey T. Gill

Title: President and Chief Executive Officer